Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CENTEX CORPORATION
     FIRST: The name of the corporation is CENTEX CORPORATION.
     SECOND: [reserved]
     THIRD: The purpose of the Corporation is to engage in any lawful act, activity and/or business for which corporations may be organized under the General Corporation Laws of the State of Nevada.
     FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is Three Hundred Five Million (305,000,000). All such shares are to have a par value and are classified as (i) Five Million (5,000,000) shares of Preferred Stock (the “Preferred Stock”), each share of such stock having such par value as the Board of Directors of the Corporation may from time to time designate in the resolutions providing for the issuance thereof, as hereinafter provided, and (ii) Three Hundred Million (300,000,000) shares of Common Stock (the “Common Stock”), each share of such stock having a par value of $.25.
     The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and the Common Stock of the Corporation are as follows:
     A. Provisions Relating to the Preferred Stock.
     1. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as hereafter prescribed.
     2. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:
     (a) Whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;
     (b) The number of shares to constitute the class or series and the designations thereof;
     (c) The par value, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

     (d) Whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;
     (e) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;
     (f) The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;
     (g) The preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;
     (h) Whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same of any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and
     (i) Such other special rights and protective provisions with respect to any class or series as may to be Board of Directors deem advisable.
     3. The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class or series, and the shares subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.
     4. The shares of Preferred Stock, Series A, heretofore authorized in resolutions adopted by Unanimous Written Consents of the Board of Directors, dated February 17, 1970, and November 13, 1970, the shares of Preferred Stock, Series B, heretofore authorized in resolutions adopted by Unanimous Written Consent of the Board of Directors, dated February 17, 1970, and the shares of Preferred Stock, Series C, heretofore authorized in resolutions adopted by Unanimous Written Consent of the Board of Directors dated June 24, 1970, shall, notwithstanding anything else to the contrary, have the following voting power and privileges:
     Each holder of Preferred Stock, Series A, Preferred Stock, Series B, or Preferred Stock, Series C, shall be entitled to one vote on each matter submitted to a vote of the stockholders for each whole share of Common Stock into which each share of Preferred Stock standing in such holder’s name on the records of the Corporation is convertible, irrespective of whether or not the conversion privilege may be exercised by the holder of such Preferred Stock as of the record date for the determination of stockholders entitled to vote on each matter at the meeting of the stockholders called and held for such purpose.
     B. Provisions Relating to the Common Stock.
     1. Except as otherwise required by law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the records of the Corporation on each matter submitted to a vote of the stockholders.
     2. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.
     3. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any), or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.
     C. General.
     1. Subject to the provisions of law and the foregoing provisions of these Articles of Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (not less than the par value or stated value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon and the holders of such shares shall not be liable for any further payments in respect of such shares.
     2. No stockholder of this Corporation shall have, by reason of his holding shares of any class of stock of this Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares (including treasury shares) of any class of this Corporation now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder.
     3. Cumulative voting by any stockholder is hereby expressly denied.
     FIFTH: The members of the governing board shall be styled “directors” and the number thereof shall be not less than three (3) nor more than thirteen (13), the exact number to be fixed as provided by the Bylaws of the Corporation, provided that the number so fixed as provided by the Bylaws may be increased or decreased within the limits above specified from time to time as provided by the Bylaws.
     SIXTH: [reserved]
     SEVENTH: The Corporation shall have perpetual existence.

     EIGHTH: The Board of Directors is expressly authorized to make, repeal, alter, amend or rescind the Bylaws of the Corporation. The stockholders of the Corporation shall not make, repeal, alter, amend or rescind the Bylaws of the Corporation except by the vote of the holders of 66-2/3 percent or more of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class. In addition to any requirement of law and any other provisions of these Articles of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article Fourth of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of 66-2/3 percent or more of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article Eighth.
     NINTH: No contract or other transaction between the Corporation and any other corporation and no other act of the Corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in such contract, transaction, or other act, or are directors or officers of such corporation. Any director of the Corporation, individually or any firm or association of which any such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that he individually or such firm or association is so interested shall be disclosed or shall have been known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken; and any director of the Corporation who is a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transaction with like force and effect as if he were not such director or officer of such other corporation or not so interested; every director of the Corporation being hereby relieved from any disability which might otherwise prevent him from carrying out transactions with or contracting with the Corporation for the benefit of himself or any firm or corporation, association, trust or organization in which or with which he may be in anywise interested or connected.
     TENTH: [reserved]
     ELEVENTH: The vote of stockholders of the Corporation required to approve Business Combinations (as hereinafter defined) shall be as set forth in this Article Eleventh.
     1. Higher Votes Required for Certain Business Combinations. In addition to any affirmative vote required by law or by these Articles of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article Fourth of these Articles of Incorporation, and except as otherwise expressly provided in paragraph 3 of this Article Eleventh:
     (a) any merger or consolidation of the Corporation with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) that is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or
     (b) any sale, lease, exchange, mortgage, pledge, transfer, or dividend or distribution (other than on a pro rata basis to all stockholders) or other disposition (in one transaction or a series of transactions) to, with or from any Interested Stockholder or any Affiliate or

Associate of any Interested Stockholder of any assets of the Corporation or of any Subsidiary having an aggregate Fair Market Value of $40,000,000 or more; or
     (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any securities of the Corporation or any Subsidiary in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $40,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary that were not acquired by such Interested Stockholder (or such Affiliate or Associate) from the Corporation or a Subsidiary; or
     (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or
     (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder), which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into stock of the Corporation or any Subsidiary that is directly or indirectly beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or
     (f) any series or combination of transactions directly or indirectly having the same effect as any of the foregoing; or
     (g) any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing;
shall not be consummated without (i) the affirmative vote of the holders of at least 66-2/3 percent of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), and (ii) the affirmative vote of a majority of the combined voting power of the then outstanding shares of Voting Stock held by Disinterested Stockholders, in each case voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by these Articles of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article Fourth of these Articles of Incorporation or in any agreement with any national securities exchange or otherwise.
     2. Definition of ‘Business Combination’. The term ‘Business Combination’ as used in this Article Eleventh shall mean any transaction that is referred to in any one or more of subparagraphs (a) through (g) of paragraph 1 of this Article Eleventh.
     3. Exceptions to Higher Voting Requirements. The provisions of paragraph 1 of this Article Eleventh shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation and any resolution or resolutions of the Board of Directors adopted pursuant to Article Fourth of these Articles of Incorporation, if all the conditions specified in either of the following subparagraphs (a) or (b) are met:

     (a) all the six conditions specified in the following clauses (i) through (vi) shall have been met:
     (i) if the transaction constituting the Business Combination shall provide for a consideration to be received by holders of the Common Stock in exchange for all their shares of the Common Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of the Common Stock in such Business Combination shall be at least equal to the highest of the following:
     (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of the Common Stock beneficially owned by the Interested Stockholder that were acquired (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; and
     (B) the Fair Market Value per share of the Common Stock on the Announcement Date or on the Determination Date, whichever is higher; and
     (ii) if the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class or series of outstanding Voting Stock other than the Common Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of shares of such Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (a)(ii) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Interested Stockholder beneficially owns any shares of a particular class or series of Voting Stock):
     (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Stockholder that were acquired (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher;
     (B) (if applicable) the highest preferential amount per share to which the holders of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of this corporation; and
     (C) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and
     (iii) the consideration to be received by holders of a particular class or series of outstanding Voting Stock (including the Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class or series of Voting Stock that are beneficially owned by the Interested Stockholder, and if the Interested Stockholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock beneficially owned by it; and
     (iv) after such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:
     (A) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation;
     (B) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and
     (C) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which it became an Interested Stockholder; and
     (v) after such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance provided by the Corporation whether in anticipation of or in connection with such Business Combination or otherwise; and
     (vi) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions); and/or
     (b) such Business Combination shall have been approved by a majority of the Disinterested Directors.
     4. Certain Definitions. For purposes of this Article Eleventh:
     (a) A ‘person’ shall mean any individual, firm, group, corporation, partnership, trust or other entity or any ‘person’ or ‘group’ of persons or entities (as such terms are used in Regulation 13d under the Securities Exchange Act of 1934 (the “Exchange Act”) as in effect on May 1, 1984).
     (b) ‘Interested Stockholder’ shall mean any person (other than the Corporation or any Subsidiary) who or that:

     (i) is, at the date in question, the beneficial owner (as hereinafter defined), directly or indirectly, of 20 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or
     (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner (as hereinafter defined), directly or indirectly, of 20 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or
     (iii) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions other than a public offering within the meaning of the Securities Act of 1933.
     (c) ‘Disinterested Stockholder’ shall mean a stockholder of the Corporation who is not an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder.
     (d) A person shall be a ‘beneficial owner’ of any Voting Stock:
     (i) as to which such person or any of its Affiliates or Associates is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on May 1, 1984), directly or indirectly; or
     (ii) that such person or any of its Affiliates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote or to direct the voting of pursuant to any agreement, arrangement or understanding, or otherwise; or
     (iii) that are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.
     (e) For the purposes of determining whether a person is an Interested Stockholder pursuant to subparagraph (b) of this paragraph 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such person through application of subparagraph (d) of this paragraph 4 but shall not include any other shares of Voting Stock that may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.
     (f) ‘Affiliate’ and ‘Associate’ shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on May 1, 1984.
     (g) ‘Subsidiary’ shall mean any corporation more than 50 percent of whose outstanding stock having ordinary voting power in the election of directors is owned by the Corporation, by a Subsidiary or by the Corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Stockholder set forth in subparagraph (b) of this paragraph 4, the term ‘Subsidiary’ shall mean only a corporation of which a majority of each class of equity security is owned by the Corporation, by a Subsidiary or by the Corporation and one or more Subsidiaries.
     (h) ‘Disinterested Director’ shall mean any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, any Interested Stockholder and was a member of the Board of Directors immediately prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor to a Disinterested Director who is unaffiliated with, and not a nominee of, any Interested Stockholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.
     (i) ‘Fair Market Value’ shall mean: (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange Composite Tape, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (B) in the case of stock of any class or series that is not traded on any securities exchange or in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such stock or property, as the case may be, on the date in question as determined by a majority of the Disinterested Directors in good faith.
     (j) ‘Announcement Date’ shall mean the date of first public announcement of the proposed Business Combination.
     (k) ‘Determination Date’ shall mean the date on which an Interested Stockholder becomes an Interested Stockholder.
     5. Determinations by the Board of Directors. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Eleventh, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether the requirements of paragraph 3 of this Article Eleventh have been met with respect to any Business Combination, and (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $40,000,000 or more, and the good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article Eleventh.
     6. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article Eleventh shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     7. Amendments. In addition to any requirement of law and any other provisions of these Articles of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article Fourth of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of (i) 66-2/3 percent or more of the combined voting power of the then outstanding shares of Voting Stock and (ii) the affirmative vote of a majority of the combined voting power of the then outstanding shares of Voting Stock held by Disinterested Stockholders, in each case voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article Eleventh.
     TWELFTH: Subject to the rights of the holders of the Preferred Stock or any other class or series of stock that may have a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or as otherwise provided in the Bylaws of the Corporation. In addition to any requirement of law and any other provisions of these Articles of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article Fourth of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of 66-2/3 percent or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article Twelfth.
     The amended and Restated Articles have been approved by a majority vote of the Stockholders.
     IN WITNESS WHEREOF, Centex Corporation has caused its Vice President, Deputy General Counsel and Secretary to execute this Amended and Restated Articles of Incorporation of Centex Corporation on this 10th day of July 2008.

/s/ James R. Peacock III
James R. Peacock III
Vice President, Deputy General Counsel and Secretary

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate to Accompany Restated Articles (PURSUANT TO NRS)	Filed in the Office Of Ross Miller Secretary of State State of Nevada	Document Number 20080464139-67 Filing Date and Time 07/10/2008 4:38 PM Entity Number C2323-1968

USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
This Form is to Accompany Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A 250)
(This form is also to be used to accompany Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)
1. Name of Nevada entity as last recorded in this office:
Centex Corporation
2. The articles are being ☐ Restated or ☑ Amended and Restated (check only one). Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.
3. Indicate what changes have been made by checking the appropriate box. *
☐	No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on ____. The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐	The entity name has been amended.

☐	The resident agent has been changed. (attach Certificate of Acceptance from new resident agent)

☐	The purpose of the entity has been amended.

☐	The authorized shares have been amended.

☐	The directors, managers of general partners have been amended.

☐	IRS tax language has been added.

☐	Articles have been added.

☑	Articles have been deleted.

☑	Other. The articles or certificate have been amended as follows (provide article numbers, if available):
The number of authorized shares has been updated to reflect amendments since the last restatement (Article FOURTH). The principal office in Nevada is deleted (Article SECOND). The names and addresses of first board and incorporators are deleted (Article FIFTH). Director liability and indemnification are deleted (Article TENTH).
* This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles or certificates
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees	Nevada Secretary of State All Restated 2007
Revised on 10/12/07